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                                                           Exhibit 99.(b)(10)(c)


[COUNTRY Investors Life Assurance Company letterhead]


April 22, 2005


COUNTRY Investors Life Assurance Company
1701 N. Towanda Avenue
Bloomington, Illinois  61702

Gentlemen:

This opinion is furnished in connection with the registration by COUNTRY Investors Life Assurance Company of an Individual Flexible Premium Deferred Variable Annuity contract ("Contract") under the Securities Act of 1933, as amended. The Prospectus included in Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (File Nos. 333-104424 and 811-21330) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement.

                                            Sincerely,

                                            /s/ R. Dale Hall

                                            R. Dale Hall, FSA, MAAA
                                            Chief Life/Annuity Actuary